Exhibit 4.1

AMENDED AND RESTATED

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amended and Restated Amendment (this “Amendment”) is made as of December 20, 2022, by and between Genius Sports Limited, incorporated under the laws of Guernsey as a non-cellular company limited by shares (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 13, 2020 (as amended, the “Existing Warrant Agreement”), between dMY Technology Group, Inc. II (“dMY”) and the Warrant Agent, which was assumed by the Company pursuant to that certain Warrant Assumption Agreement dated as of April 20, 2021, by and among dMY, the Company, and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8(iii) of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement without the consent of Registered Holders as the parties may deem necessary or desirable and in a manner that the parties deem shall not adversely affect the rights of the Registered Holders;

WHEREAS, on November 18, 2022, the Company and Warrant Agent entered into an amendment to the Existing Warrant Agreement (“Prior Amendment No. 1”) to provide Registered Holders with the option to exercise their warrants on a cashless basis, with the effectiveness of Prior Amendment No. 1 conditioned on the Company receiving requisite warrant holder approval to amend the Exercise Period of the warrants; and

WHEREAS, the Company desires to amend and restate Prior Amendment No. 1 to provide Registered Holders with the option to exercise their warrants on a cashless basis, on the terms and subject to the conditions set forth herein in lieu of the terms and conditions set forth in Prior Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding a new Section 3.3.1(f) (the “Amendment”):

(f) on a cashless basis, by directing the Company to issue such number of Ordinary Shares over which Warrants are being exercised by the Registered Holder as is equal (but rounded up to the nearest whole number of Ordinary Shares) to the quotient obtained by dividing (x) the aggregate Warrant Price by (y) the “Fair Market Value” (as defined in this subsection 3.3.1(f)) to a subsidiary of the Company, which will pay the aggregate Warrant Price in cash to the Company on the Registered Holder’s behalf. Solely for purposes of this subsection 3.3.1(f)), the “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares for the one-trading day period on the New York Stock Exchange on the second trading day prior to the Expiration Date (as such term is defined in the Company’s amended Registration Statement on Form F-4 (File No. 333-268457) filed on December 20, 2022). Should a Registered Holder elect to exercise their Warrants pursuant to this subsection 3.3.1(f), the Company will issue to the Registered Holder the balance (if any) of the number of Ordinary Shares over which such Warrants are being exercised by the Registered Holder (after the payment of aggregate Warrant Price by, and the issue of Ordinary Shares to, the subsidiary of the Company pursuant to this subsection 3.3.1(f)).

2. Effectiveness. The Company intends to file with the U.S. Securities and Exchange Commission a registration statement on Form F-4 to solicit consents (the “Consent Solicitation”) from the Registered Holders to amend the Existing Warrant Agreement so that any warrants not exercised by a holder thereof on or prior to the expiration date of the Consent Solicitation shall be exercised automatically on behalf of the holder on a cashless basis at an Exercise Price that is 76.6% of the volume-weighted average price for the one-Trading Day period on the NYSE on the second Trading Day prior to the Expiration Date, or 0.234 Ordinary Shares per warrant, 10% less than the number of Ordinary Shares per Warrant to be received by holders that exercise cashlessly at the Reduced Exercise Price (as defined below) on or prior to the Expiration Date, on the first Trading Day following the Expiration Date (as such term is defined in the Company’s amended Registration Statement on Form F-4 filed on December 20, 2022) (as it may be amended prior to the date hereof, the “Warrant Expiration Amendment”). The “Reduced Exercise Price” means an exercise price that is 74% of the volume-weighted average price of the Ordinary Shares for the one-trading day period on the New York Stock Exchange on the date which is the second trading day prior to the Expiration Date (as such term is defined in the Company’s amended Registration Statement on Form F-4 (File No. 333-268457) filed on December 20, 2022) (if and only if such Reduced Exercise Price would be less than $11.50 per share). Unless waived by the Company, this Amendment shall not come into effect until, and is conditioned on, the approval of the Warrant Expiration Amendment by the vote or written consent of holders of at least 50% of the outstanding Warrants.

3. Miscellaneous Provisions.

a) Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

b) Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

c) Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

d) Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

e) Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

GENIUS SPORTS LIMITED

/s/ Nicholas Taylor
Name: Nicholas Taylor
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

/s/ Michael Mullings
Name: Michael Mullings
Title: CCO

3